Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT INFORMATION Todd A. Adams Senior Vice President and Chief Financial Officer 414-643-3000

REXNORD HOLDINGS, INC. FILES REGISTRATION STATEMENT FOR

PROPOSED PUBLIC OFFERING OF COMMON STOCK

Milwaukee, WI., July 18, 2008 – Rexnord Holdings, Inc. (“Rexnord”), the ultimate parent of RBS Global, Inc. and Rexnord LLC, announced today it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with the proposed initial public offering of its common stock.

Rexnord intends to apply to list its common stock on the New York Stock Exchange under the symbol “RXN” and intends to apply the net proceeds from this offering to repay indebtedness and for general corporate purposes.

The offering of common stock will be made only by means of a prospectus. When available, a copy of the preliminary prospectus relating to this offering may be obtained from: Rexnord Holdings, Inc., 4701 Greenfield Avenue, Milwaukee, Wisconsin, 53214 or from such underwriters as Rexnord will engage in the future.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rexnord Holdings, Inc.

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading global multi-platform industrial company, currently comprised of two platforms; Power Transmission and Water Management, with approximately 7,400 employees worldwide. Rexnord’s power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, special components and industrial chain, and conveying equipment. Rexnord's water management products include professional grade specification plumbing, water treatment and waste water control products. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

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